Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock of Global Seed Corporation. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 12th day of July 2018.

/s/ Leung Kwok Hei
Leung Kwok Hei

/s/ Chi Siu On
Chi Siu On

/s/ Leung Siu Hung
Leung Siu Hung

/s/ Chan Hiu
Chan Hiu